CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-BDXG MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

May 10, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-BDXG Series (the “VV-BDXG Series”) and the creation of the VV-BDXG Interests (the “VV-BDXG Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-BDXG Series and the creation of the VV-BDXG Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-BDXG Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-BDXG Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-BDXG Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-BDXG Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-BDXG Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-BDXG Interests

AUTHORIZED SHARES:	Minimum: 1,040 / Maximum: 1,144 Interests

SERIES ASSETS:

2016 Bordeaux Greats
Product	Vintage	Bottles
Haut Brion	2016	24
Lynch Bages	2016	24
Margaux	2016	24
Mouton Rothschild	2016	24
Lafite Rothschild	2016	24
Cheval Blanc	2016	24
Palmer	2016	24

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-BDXG to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY: Nicholas King
NAME: Nick King